As filed with the Securities and Exchange Commission on February 13, 1997
                                                       Registration No. 333-3314
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                           MARINER HEALTH GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                                     04-2272148
(State or Other Jurisdiction of          (I.R.S. Employer Identification Number)
 Incorporation or Organization)

                            125 EUGENE O'NEILL DRIVE
                          NEW LONDON, CONNECTICUT 06320
                                 (860) 701-2000
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                              ---------------------
                          ARTHUR W. STRATTON, JR., M.D.
                            125 EUGENE O'NEILL DRIVE
                          NEW LONDON, CONNECTICUT 06320
                                 (860) 701-2000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                    Copy to:
                              MARK H. BURNETT, ESQ.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                HIGH STREET TOWER
                                 125 HIGH STREET
                           BOSTON, MASSACHUSETTS 02110
                                 (617) 248-7000
                              ---------------------
              Approximate date of commencement of proposed sale to
              the public: From time to time after this registration
                          statement becomes effective.
                              ---------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]








     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         =============================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                                       2





                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 1997


                           MARINER HEALTH GROUP, INC.

--------------------------------------------------------------------------------

                                1,029,255 Shares
                                  Common Stock

--------------------------------------------------------------------------------


     This Prospectus relates to the resale of up to an aggregate of 1,029,255 shares of Common Stock, par value $.01 per share (the "Shares"), of Mariner Health Group, Inc. ("Mariner" or the "Company") issued to the stockholders of MedRehab, Inc. ("MedRehab") in connection with the Company's acquisition of MedRehab. See "SELLING STOCKHOLDERS." The Selling Stockholders may sell the Shares at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Shares are to be sold in the over-the-counter market, in ordinary brokers' transactions or otherwise through Merrill, Lynch, Pierce, Fenner & Smith Incorporated at any time through the date that is at least 90 days from the date of this Prospectus. See "PLAN OF DISTRIBUTION." The Selling Stockholders, and certain persons who purchase shares from them including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as that term is defined in the Securities Act of 1933 (the "Securities Act"). See "PLAN OF DISTRIBUTION."


     None of the proceeds from the resale of the Shares will be received by the Company. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.


     Mariner's Common Stock is listed on The Nasdaq National Market under the symbol "MRNR." The last reported sale price for the Common Stock on February 12, 1997 was $9-1/4, as reported by The Nasdaq National Market.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     AN INVESTMENT IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" APPEARING ON PAGE 5.


               The date of this Prospectus is February ___, 1997.





Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




                                       3







                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities maintained by the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549 at prescribed rates. The Common Stock of the Company is quoted on The Nasdaq National Market and such material may also be inspected and copied at the offices of the National Association of Security Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. Such material may also be accessed electronically by means of the Commission's Web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference as of their respective dates (File No. 0-21512): (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (as amended on April 9, 1996 and May 14,
1996); (2) Current Reports on Form 8-K dated January 2, 1996, April 1, 1996, April 4, 1996, April 30, 1996, June 13, 1996, July 31, 1996 and October 3, 1996;
(3) Forms 10-C filed with the  Commission  on January 5, 1996 and March 6, 1996;
(4) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and (5) the sections entitled "Description of Securities to be Registered" contained in the Company's Registration Statements on Form 8-A filed with the Commission on April 9, 1993, as amended, and November 1, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents described above (other than exhibits to such documents). Requests for such copies should be directed to David N. Hansen, Chief Financial Officer, Mariner Health Group, Inc., 125 Eugene O'Neill Drive, New London, Connecticut 06320, telephone (860) 701-2000.




                                       4





Unless the context otherwise requires references in the Prospectus to the "Company" or "Mariner" refer to Mariner Health Group, Inc. and its subsidiaries.

                                   TRADEMARKS

     MarinerCare(R) is a registered service mark of the Company.

                                   THE COMPANY

     Mariner is a leading provider of outcomes-oriented, post-acute health care services in selected markets, with a particular clinical expertise in the treatment of short-stay subacute patients in cost-effective alternate sites. The Company's services and products include inpatient care, comprehensive inpatient and outpatient rehabilitations services, medical services and products (including institutional and home pharmacy services, respiratory and infusion therapy and durable medical equipment), home care and physician services. By providing this continuum of care in selected markets, the Company believes that it will be better able to maintain quality of care and control costs while coordinating the treatment of patients from the onset of illness to recovery. The Company seeks to cluster facilities and other post-acute health care services around large metropolitan areas and major medical centers.


     The Company's principal executive offices are located at 125 Eugene O'Neill Drive, New London, Connecticut 06320, and its telephone number at such address is (860) 701-2000.


                               RECENT DEVELOPMENTS




1996 OPERATING RESULTS

     On February 12, 1997 the Company announced preliminary financial results for the year ended December 31, 1996. The Company's total revenue for the year ended December 31, 1996 amounted to $590.8 million, which represented an increase of 67% from the year ended December 31, 1995. The Company's net income was $16.1 million, or $0.55 per share, compared with a net income of $12.4 million, or $0.55 per share, for the year ended December 31, 1995.



RECENT ACQUISITIONS

         In the fourth quarter of 1996, Mariner consummated its acquisition of certain assets of Allegis Health Services, Inc. (the "Allegis Acquisition") and certain of its affiliates. Under the terms of the acquisition agreement, the Company purchased eight free-standing facilities, an institutional pharmacy and infusion therapy subsidiary, and a rehabilitation program management services subsidiary. These facilities, with an aggregate of 1,457 beds, are located throughout the Baltimore - Washington Metropolitan area. The aggregate purchase price paid by the Company for the assets, voting securities and limited liability company interests was approximately $109,856,000, of which approximately $97,500,000 was paid by the Company in cash and approximately $12,356,000 represents indebtedness assumed by the Company in connection with the Allegis Acquisition. The transaction was accounted for as a purchase.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be carefully considered by prospective investors when evaluating an investment in the Company's securities.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

         Mariner derives a significant portion of its revenue from the Medicaid and Medicare programs. In the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1996 the Company derived 26%, 23%, 24%, and 22% respectively, of its revenue from Medicaid programs and 29%, 30%, 33%, and 36% respectively, of its revenues from the Medicare program. These programs are subject to retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may decrease the level of program reimbursements to the Company. Funds received by the Company from the Medicare and Medicaid programs are



                                       5





subject to audit which can result in the Company having to refund overpayments. In addition, there can be no assurance that facilities owned, leased or managed by Mariner now or in the future that participate in the Medicare and Medicaid programs will initially meet or continue to meet the requirements for participation in the Medicare and Medicaid programs. Legislation and regulations have been proposed on the federal and state levels that would have the effect of materially limiting or reducing reimbursement levels for the Company's programs and services. Mariner cannot predict whether any of these proposals will be adopted or, if adopted, the effect (if any) such proposals will have on the Company. Furthermore the Company has observed a nationwide change in the practices of its Medicare Fiscal Intermediaries which, on behalf of the Health Care Finance Administration ("HCFA"), the federal agency responsible for administering the Medicare program, have begun to aggressively and retrospectively change their position on previously approved costs. This change includes the reclassification of costs from reimbursable to non-reimbursable and the challenging of payment for costs which had traditionally been approved. In response to these challenges of the payment of Medicare costs on an industry-wide basis, the Company has provided additional reserve amounts for potential lower levels of Medicare reimbursement.

         In April 1995, HCFA issued a memorandum to its Medicare fiscal intermediaries as a guideline to assess costs incurred by inpatient providers relating to payment of occupational and speech language pathology services furnished under arrangements that include contracts between therapy providers and inpatient providers. While not binding on the fiscal intermediaries, the memorandum suggested certain rates to assist the fiscal intermediaries in making annual "prudent buyer" assessments of speech and occupational therapy rates paid by inpatient providers. In addition, HCFA through its intermediaries is subjecting physical therapy, occupational therapy and speech therapy to a heightened level of scrutiny resulting in increased audit activity. A majority of Mariner's provider and rehabilitation contracts provide for indemnification of the facilities for potential liabilities in connection with rehabilitation services. In light of the uncertainty regarding health care reform, Mariner cannot now determine whether HCFA will continue to recommend the rates suggested in the memorandum or whether such rates will be used by HCFA as a basis for developing a salary equivalency based reimbursement system for speech and occupational therapy services. The Company's gross margins for its physical therapy services under Medicare's salary equivalency guidelines are significantly less than for its speech and occupational therapy services which are currently reimbursed by Medicare under the prudent buyer standard. There can be no assurance that actions ultimately taken by HCFA with regard to reimbursement rates for such therapy services will not materially adversely affect the Company's results of operations.

         In addition to reducing revenue from federal and state payors, the imposition of more stringent reimbursement guidelines or a decrease in the level of Medicare or Medicaid reimbursement for these services could adversely affect the ability of skilled nursing facilities or other health care providers that depend on Medicare or Medicaid reimbursement to pay the Company for rehabilitation program services and may cause such facilities to reduce the rates that they are willing to pay the Company for such services. Any significant decrease in Medicare or Medicaid reimbursement levels, or the imposition of significant restrictions on participation in Medicare or Medicaid programs, could have a material adverse effect on the Company. Certain states in which Mariner operates have undertaken a study of acuity levels and are considering changes in their reimbursement systems to take levels of acuity into account. Accordingly, there can be no assurance that the rates paid to Mariner by Medicare, Medicaid, private payors or by skilled nursing facilities under rehabilitation programs will continue to be adequate to reimburse the Company for the costs of providing services to covered beneficiaries. Mariner has also agreed under certain of its contracts with private payors (and intends to continue to agree as part of its business strategy) to provide certain health care services to covered patients on a case rate or capitated basis.



FLUCTUATION OF QUARTERLY RESULTS OF OPERATIONS

         The Company's operating revenue and income from operations before fixed charges generally fluctuates from quarter to quarter. The fluctuation is related to several factors including: the timing of Medicaid rate increases, changes in the level of Medicare reimbursement, the timing of aquisitions and improvements in operating results of acquired facilities, seasonal census cycles and the number of working days in a given quarter. In addition, a significant amount of the Company's operating expenses are relatively fixed in short term. As a result, if projected revenues are not realized in the expected period, the Company's operating results for that period could be adversely affected. Such quarterly fluctuations may result in volatility in the price of the Company's Common Stock.



HEALTH CARE REFORM

         Current political, economic and regulatory influences are likely to lead to fundamental changes in the health care industry in the United States. Numerous proposals for comprehensive reform of the nation's health care system have been introduced over the past few years in Congress. Many potential approaches are under consideration, including controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending and other fundamental changes to the health care delivery system. In addition, some of the states in which the Company operates are considering or have adopted various health care reform proposals and are considering reductions in their state Medicaid budgets. Mariner anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and that public debate of these issues will likely continue in the future. Due to



                                       6





uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company. In addition, the cost and service considerations which have generated proposals for health care reform have also resulted in, and are expected to continue to result in, strategic realignments and combinations in the health care industry which may, over time, have a significant impact on the Company's strategic direction and operating results. There can be no assurance that future legislation, health care or budgetary, or other changes in the administration or interpretation of governmental health care programs will not materially adversely affect the results of operations of Mariner. Concern about the potential effects of the proposed reform measures have contributed to the volatility of prices in securities of companies in health care and related industries, including the Company, and may similarly affect the price of the Company's Common Stock in the future.

         In November 1995, Congress passed the 1995 Balanced Budget Act providing for, among other things, the reshaping of the Medicare and Medicaid programs and a proposal to provide funds in the form of block grants to the states to administer the Medicaid program and certain other existing programs for the elderly. In December 1995, President Clinton vetoed the 1995 Balanced Budget Act and proposed alternative Medicare and Medicaid legislation. Each of the legislative proposals offered by the President and Congress provides for significant reductions in the overall rate of Medicare and Medicaid spending growth. In addition to the foregoing, the National Governors Association has issued a proposal which would allow states the option to reduce or eliminate benefits to the "medically needy" and other changes to the Medicaid system.
There is active discussion concerning the foregoing and the balancing of the federal and state budgets, and the form of any final legislation signed into law could differ significantly from current proposals.

         Aspects of certain of the health care proposals, such as reductions in funding of the Medicare and Medicaid programs, potential changes in reimbursement regulations by HCFA for contract therapy services, containment of health care costs, proposals to reimburse health care providers on a basis not linked to costs on an interim basis that could include a short-term freeze on prices charged by health care providers and greater state flexibility in the administration of Medicaid, could materially adversely affect the Company.

UNCERTAINTY OF REGULATION

         The Company and the health care industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, addition of new services, certain capital expenditures, reimbursement for services rendered and disposal of medical waste. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities.

         Recently effective provisions of the regulations adopted under the Omnibus Budget Reconciliation Act of 1987, as amended ("OBRA") have expanded remedies available to HCFA to enforce compliance with the detailed regulations mandating minimum health care standards and may significantly affect the consequences to the Company if annual or other HCFA facility surveys identify noncompliance with these regulations. Remedies include fines, monetary penalties, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. In the ordinary course of its business, the Company receives notices from time to time of deficiencies for failure to comply with various regulatory requirements. Although the Company reviews such notices and takes appropriate corrective action, there can be no assurance that the Company's facilities will be able to remedy the deficiencies in all situations or remain continuously in compliance with regulatory requirements. Adverse actions against a facility by applicable regulatory agencies may adversely affect the facility's ability to continue to operate, the ability of the Company to provide certain services, and the facility's eligibility to participate in the Medicare or Medicaid programs. These actions may adversely affect the Company's business and results of operations.



                                       7





         The Company is also subject to federal and state laws which govern financial and other arrangements between health care providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between health care providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark legislations" which prohibit, with limited exceptions, physician ownership of ancillary service providers and payments for physician referrals and the federal "anti-kickback law" which prohibits, among other things, the offer, payment, solicitation, or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of the Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. Members of the House and Senate have proposed legislation that would significantly expand the federal government's involvement in curtailing fraud and abuse and increase the monetary penalties for violation of these provisions. In addition, some states restrict certain business relationships between physicians and other providers of health care services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties (including monetary penalties). These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. From time to time, the Company has sought guidance as to the interpretation of these laws; however, there can be no assurance that such laws will ultimately be interpreted in a manner consistent with the practices of the Company.

         Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services, and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of Company operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays the expenses associated with obtaining such approvals.

         The Company's pharmacy business is also subject to inspection by state and federal agencies regarding record keeping, inventory control and other aspects of the pharmacy business.

         The Company is unable to predict the future course of federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the financial results of the Company's operations.

DIFFICULTY OF INTEGRATING RECENT ACQUISITIONS

         The successful integration of the businesses Mariner acquires is important to the Company's future performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The integration of the Company's recent acquisitions will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on Mariner's revenue and operating results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that Mariner will realize any of the anticipated benefits from these acquisitions.

EXPANSION RISKS AND IMPACT ON FUTURE OPERATING RESULTS

         Mariner's strategy includes expanding by establishing or acquiring additional freestanding subacute care facilities, managing subacute care units within general acute care hospitals and acquiring ancillary health care services businesses. As part of its strategy, the Company may acquire businesses that operate one or more freestanding inpatient facilities or rehabilitation, pharmacy, home care, medical equipment and other health care businesses. There is significant competition for acquisition and expansion opportunities in the Company's businesses. As this competition intensifies due to ongoing consolidation in the health care industry, the costs of



                                       8





capitalizing on such opportunities may increase. Mariner competes for acquisition and expansion opportunities with companies that have significantly greater financial and management resources. There can be no assurance that the Company will be able to compete successfully for these opportunities, operate the acquired businesses profitably or otherwise implement successfully its expansion strategy. Mariner's expansion will depend on its ability to create demand in new markets for its clinical programs and to staff new facilities and rehabilitation programs, as well as on the availability of facilities and businesses for acquisition or management. Such expansion and growth place significant demands on the Company's financial and management resources. If Mariner is unable to manage its growth effectively, the quality of its services, its ability to recruit and retain key personnel and its results of operations could be materially and adversely affected.

         An acquired facility may contain an existing patient population and, consequently, a significant length of time may be required before such patient population changes sufficiently to require a level of care, and to have a length of stay, comparable to that provided in the Company's existing facilities. During this conversion period, Mariner would generally expect to realize lower reimbursement rates for these existing patients than could otherwise be obtained for new patients. If the Company acquires a business that operates multiple facilities, the time required to convert the acquired facilities may be longer than that required to convert individual facilities. As a result, the expected lower reimbursement rates could persist for a longer period, having a material adverse effect on the Company's operating results. Further, the effort required to make such newly acquired facilities more comparable to the Company's existing facilities may place significant demands on Mariner's financial and management resources.

         The Company may also open new freestanding inpatient facilities, which typically have low initial occupancy rates. Because newly opened facilities require a basic complement of staff on the day the facility opens regardless of the patient census, these facilities initially generate significant operating losses.

         As a result of these factors, as well as expansion into new markets and the addition of ancillary services, Mariner could experience significant fluctuations in operating results.

LEVERAGE

         As of September 30, 1996, the Company had approximately $303 million of outstanding indebtedness, which represented 49% of its total capitalization (including current maturities). As of such date, the Company had $226 million of availability under its existing senior secured revolving credit facility (the "Credit Facility"). Subsequent to September 30, 1996, the Company borrowed approximately $97,500,000 to fund the cash portion of the purchase price paid by the Company in the Allegis Acquisition. On July 1, 1996, the Company entered into an amendment to the Credit Facility, which amendment increased the Company's borrowing capacity from $200,000,000 to $250,000,000 and made certain other changes. Although the Company's cash flow from operations has been sufficient to meet its debt service obligations in the past, there can be no assurance that the Company's operating results will continue to be sufficient for the Company to meet its obligations. The Company's ability to comply with the terms of its outstanding 9-1/2% Senior Subordinated Notes due 2006 (the "Notes") and the Credit Facility, to make cash payments with respect to the Notes and under the Credit Facility and to satisfy its other debt or to refinance any of such obligations will depend on the future performance of the Company, which in turn, is subject to prevailing economic conditions and financial and other factors beyond its control.

         The degree to which the Company is leveraged could have important consequences to the holders of the Company's securities, including the following: (i) the Company's ability to obtain additional financing for acquisitions, capital expenditures, working capital or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on the Notes and borrowings under the Credit Facility and other indebtedness, thereby reducing the funds available to the Company for its operations and other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage and make the Company more vulnerable to changing market conditions and regulations.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

         The Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain



                                       9






assets, enter into sale and leaseback transactions, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, under the Credit Facility, the Company is required to satisfy specified financial covenants, including total indebtedness to cash flow, senior indebtedness to cash flow, fixed charge coverage ratio, and minimum net worth tests. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Credit Facility. In the event of any such default, the lenders under the Credit Facility (the "Banks") could elect to declare all amounts borrowed under the Credit Facility, together with accrued interest, to be due and payable. The Credit Facility is secured by the capital stock of the Company's subsidiaries and certain other assets of the Company's subsidiaries, and if the Company were unable to repay borrowings under the Credit Facility, the Banks could proceed against their collateral. The Notes subject the Company to certain restrictive covenants, including, among other things, covenants with respect to the following matters:
(i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on the incurrence of liens; (iv) restriction on the issuance of preferred stock of subsidiaries; (v) limitation on transactions with affiliates;
(vi) limitation on sale of assets; (vii) limitation on other senior subordinated indebtedness; (viii) limitation on guarantees by subsidiaries; (ix) limitation on the creation of any restriction on the ability of the Company's subsidiaries to make distributions; and (x) restriction on mergers, consolidations and the transfer of all or substantially all of the assets of the Company to another person. In addition, the loan instruments governing the indebtedness of certain of the Company's subsidiaries contain certain restrictive covenants which limit the payment of dividends and distributions, and the transfer of assets, by such subsidiary to the Company and require such subsidiaries to satisfy specific financial covenants.

DEPENDENCE ON KEY PERSONNEL; DEMAND FOR PERSONNEL

         Mariner  believes  that  it  has  benefited   substantially   from  the
leadership  and  experience  of  its  executive  officers  and  members  of  its management team. If such executive officers were to leave the Company, the Company's business and results of operations could be materially adversely affected. Further, the Company's growth strategy is dependent in large part on its ability to attract and retain management, marketing and other personnel at its facilities. From time to time, there have been shortages in the supply of available registered nurses and various types of therapists. Mariner's ability to provide rehabilitation services is dependent on its ability to recruit and retain licensed therapists. The Company competes with general acute care hospitals, skilled nursing facilities, rehabilitation hospitals, contract rehabilitation companies and other health care providers for the services of physicians, registered nurses, therapists and other professional personnel. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business and planned growth. The loss of a significant number of members of this management team, or the failure to attract or retain the qualified personnel necessary for its business and planned growth, could have a material adverse effect on the Company's business and results of operations.

COMPETITION

         The health care industry is highly competitive. Mariner competes with general acute care hospitals, skilled nursing facilities, rehabilitation hospitals, contract rehabilitation companies and other health care providers. Many of the Company's competitors have underutilized facilities and are expanding into subacute care by converting some of their facilities into subacute units. In particular, a number of nursing care facilities and acute care hospitals are adding subacute units. The Company's facilities generally operate in communities that are also served by competing facilities, some of which may be newer or offer more programs. Many of these competitors have significantly greater resources than the Company and are affiliated with institutions or chains that are larger and have greater access to capital than the Company or operate on a non-profit or charitable basis. Cost containment efforts, which encourage more efficient utilization of hospital services, have resulted in decreased hospital occupancy in recent years. These cost containment efforts, as well as the prospect of health care reform, have also caused many health care providers to combine with other health care providers to achieve greater efficiencies and to reduce costs. The Company expects this trend, which may increase competition in its markets, to continue.

DEPENDENCE ON CONTRACT RENEWALS

         The Company provides rehabilitation program services pursuant to contracts with skilled nursing facilities and other parties. These contracts are generally for terms of one year and cancellable on 30 to 90 days' notice by either party. Although the number of rehabilitation contracts with skilled nursing facilities has increased from 208 as



                                       10






of December 31, 1993 to 429 as of September 30, 1996, each year a number of contracts have been canceled or not renewed by the Company's clients. In March 1996, the Company completed the MedRehab Merger, which added physical medicine and rehabilitation services contracts for approximately 227 sites (including 149 skilled nursing facilities). The decision by a significant number of Mariner's skilled nursing facility clients to cancel or not renew these contracts could have a material adverse effect on the Company's results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

         There has been significant volatility in the market prices of securities of health care companies, including Mariner. Mariner believes factors such as legislative and regulatory developments and quarterly variations in financial results could cause the market price of the Company's Common Stock to fluctuate substantially. In addition, the stock market has experienced volatility that has particularly affected the market prices of many health care service companies' stocks and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of the Company's Common Stock.

CONTROL BY SIGNIFICANT STOCKHOLDERS


         As of February 12, 1997 and based on their most recent filings with the Commission on Schedule 13D, one stockholder group (the former owners of CSI) reported beneficial ownership of 20.8% of the Company's Common Stock. As a result of such holding and one seat on the board of directors, this stockholder group may have the ability to exert significant influence over the outcome of all matters submitted to the Company's stockholders for approval, including the election of directors.


ANTI-TAKEOVER   PROVISIONS;   STOCKHOLDER  RIGHTS  PLAN;  POSSIBLE  ISSUANCE  OF
PREFERRED STOCK

         The Company's Stockholders Rights Plan and certain provisions of the Company's certificate of incorporation and by-laws may make it more difficult for a third party to acquire, or discourage acquisition bids for, the Company. In addition, if a change of control (as defined under the terms of the indenture (the "Indenture") governing the Notes) shall occur then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000 at a purchase price in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase. In addition to the obligations of the Company under the indenture with respect to the Notes in the event of a change of control the Credit Facility also contains an event of default upon a "change of control" as defined therein which obligates the Company to repay amounts outstanding under the Credit Facility upon an acceleration of the indebtedness issued thereunder. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, shares of Mariner's preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. Mariner has no present plans to issue any shares of preferred stock. The Company may also issue additional shares of its Common Stock in the future without further stockholder approval. The issuance of preferred stock or additional shares of the Company's Common Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.


                                 USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.



                                       11







                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Shares as of January 31, 1997 and the number of Shares which may be offered for the account of the Selling Stockholders or their transferees or distributees from time to time. See "Plan of Distribution."


                                            Shares                  Shares               Shares
                                         Beneficially             To Be Sold          Beneficially
                                          Owned Prior               In The             Owned After
            Selling Stockholder           To Offering            Offering(1)<F1>     The Offering (1)<F1>
            -------------------           -----------            -----------        ----------------

Allstate Insurance Company                   649,765                 649,765                --
Allstate Life Insurance Company              324,852                 324,852                --
Foster & Foster                              12,918                  12,918                 --
Merifin Capital N.V.                         12,861                  12,861                 --
George H. Hargrave                           4,037                   4,037                  --
Robert J. Lawrence                           807                     807                    --
Robert G. Rush                               3,229                   3,229                  --
Ronald Dodson                                2,422                   2,422                  --
Richard Tinsley                              403                     403                    --
Brian K. Strong                              258                     258                    --
Gary W. Johnson                              129                     129                    --
Alma D. Peters                               129                     129                    --
Robert Schmidt                               96                      96                     --
Frank Perkins                                90                      90                     --
Ronald S. Northup                            64                      64                     --
Barbara A. Chesser                           19                      19                     --
LINC Capital Management, a division of
Scientific Leasing, Inc.                     5,327                   5,327                  --
Miroslav Anic                                393                     393                    --
The Bank of  New York                        10,329                  10,329                 --
CoreStates, N.A.                             1,127                   1,127                  --

---------

<F1>
(1) Share numbers are estimated, as the Selling Stockholders or their transferees or distributees may sell all or any part of the Shares pursuant to the offering.

                                       12






                              PLAN OF DISTRIBUTION



     The Shares offered hereby may be sold from time to time by the Selling Stockholders acting as principals for their own account through Merrill, Lynch, Pierce, Fenner & Smith Incorporated. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling
Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares. In addition, Mariner has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and, in the event that any offering is made by the Selling Stockholders through underwriters, to agree to indemnify such underwriters for such liabilities.

     The distribution of the Shares by the Selling Stockholders is not currently subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or by pledgees, donees, transferees, or other successors in interest from time to time. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. The Selling Stockholders are required to effect such transactions by selling Shares to or through Merrill, Lynch, Pierce, Fenner & Smith Incorporated, and such broker-dealer may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealer may act as agent or to whom it may sell as principal, or both (which compensation might be in excess of customary commissions). Merrill, Lynch, Pierce, Fenner & Smith Incorporated and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation. The Company has agreed to use all reasonable efforts to maintain the effectiveness of the Registration Statement until at least 90 days from the date of this Prospectus. The Selling Stockholders have agreed to suspend its offering of the Shares hereunder for a period not exceed 20 days upon notification by Mariner of certain potential material events. In such event, the effectiveness of the Registration Statement shall be extended by Mariner for a period of time equivelent to the period of any such suspension. Mariner may not exercise its right to suspend the offering more than twice.


     Allstate Insurance Company and Allstate Life Insurance Company have agreed not to transfer more than one-third of the shares received by them in connection with the acquisition of MedRehab during any 30-day period without the prior written consent of the Company.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than the market prices may depress the market price of the Company's Common Stock.Except for the limitations referred to above with respect to Allstate Insurance Company and Allstate Life Insurance Company, the Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time.

     Boston EquiServe, 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent for the Company's Common Stock.


                                  LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Shares have been passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, Massachusetts.




                                       13





                                     EXPERTS

     The consolidated financial statements and the financial statement schedule of Mariner Health Group, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated statements of income, stockholders' equity and cash flows of Pinnacle Care Corporation for the year ended December 31, 1993 included in Mariner's consolidated financial statements referred to above and incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements referred to above are incorporated herein in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

     The combined balance sheet as of December 31, 1995 relating to certain assets and liabilities of Convalescent Services, Inc. and affiliates acquired by Mariner Health Group, Inc. on January 2, 1996 and the related statement of operations, cash flows and changes in stockholders' deficit for the year then ended incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The  combined  balance  sheets  as of  December  31,  1993 and 1994 and the related combined statements of operations, cash flows and changes in stockholders' deficit for each of the three years in the period ended December 31, 1994 of Convalescent Services, Inc. and Affiliates incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The balance sheets of Regency Health Care Centers, Inc. and subsidiaries as of December 31, 1995 and 1994 and the related statements of operations, shareholders' equity and cash flows for the years then ended incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Bennett Thrasher & Co. P.C., independent accountants, given on the authority of such firm as experts in accounting and auditing.

     The combined balance sheet of Allegis Health Services, Inc. and Affiliates as of December 31, 1995 and the related combined statements of income, stockholders and members' equity and cash flows for the year then ended incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.



                                       14







================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to sell, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ---------------------

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
Available Information....................................................   4
Information Incorporated by Reference....................................   4
Trademarks...............................................................   5
The Company..............................................................   5
Recent Developments......................................................   5
Risk Factors.............................................................   5
Use of Proceeds..........................................................  11
Selling Stockholders.....................................................  12
Plan of Distribution.....................................................  13
Legal Matters............................................................  13
Experts..................................................................  14


================================================================================



================================================================================




                                1,029,255 Shares






                           MARINER HEALTH GROUP, INC.





                                  Common Stock








                              --------------------

                                   PROSPECTUS

                              --------------------







                               February ____, 1997





================================================================================







                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses payable in connection with the sale of the Common Stock offered hereby are as follows:

   Registration fee ................................................    $12,000
   NASDAQ/NMS Additional Listing Fee ...............................    $17,500
   Legal fees and expenses .........................................    $30,000
   Accounting fees and expenses ....................................    $15,000
   Blue Sky fees and expenses (including legal fees) ...............     $5,000
                                                                        -------
            Total ..................................................    $79,500



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and the Company's certificate of incorporation and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's restated certificate of incorporation filed as Exhibits 3.2 and 4.2 to the Company's Registration Statement on Form S-1 (No. 33-60736), the Company's certificate of amendment to the restated certificate of incorporation filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994 and the Company's by-laws filed as Exhibits 3.2 and 4.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and incorporated herein by reference.

ITEM 16.  EXHIBITS.

**5       Opinion of Testa, Hurwitz & Thibeault, LLP
*23.1     Consent of Coopers & Lybrand L.L.P.
*23.2     Consent of Ernst & Young LLP
*23.3     Consent of Coopers & Lybrand L.L.P.
*23.4     Consent of Coopers & Lybrand L.L.P.
*23.5     Consent of Bennett Thrasher & Co. P.C.
*23.6     Consent of Arthur Andersen LLP
**23.7    Consent of Testa, Hurwitz & Thibeault, LLP
**24      Power of Attorney

-----------
*    Filed herewith
**   Previously filed











ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.









                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New London, Connecticut on February 13, 1997.


                                          MARINER HEALTH GROUP, INC.

                                          By:/s/ Arthur W. Stratton, Jr., M.D.
                                             --------------------------------
                                             Arthur W. Stratton, Jr., M.D.
                                             Chief Executive Officer


                                   SIGNATURES

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                 Signature                                   Title(s)                              Date
                 ---------                                   --------                              ----


/s/Arthur W. Stratton, Jr., M.D.              Chairman, Chief Executive Officer and          February 13, 1997
------------------------------------           Director (Principal executive officer)
Arthur W. Stratton, Jr., M.D.

/s/David N. Hansen                            Executive Vice President, Treasurer            February 13, 1997
------------------------------------          and Chief Financial Officer
David N. Hansen                               (Principal financial and accounting
                                              officer)


                 *                            Director                                       February 13, 1997
-----------------------------------
David C. Fries

                 *                            Director                                       February 13, 1997
------------------------------------
Christopher Grant, Jr.

                 *                            Director                                       February 13, 1997
------------------------------------
Stiles A. Kellett, Jr.

                 *                            Director                                       February 13, 1997
------------------------------------
John F. Robenalt



*By:  /s/ Arthur W. Stratton, Jr., M.D.
     ----------------------------------
     Arthur W. Stratton, Jr., M.D.
     Attorney-in-Fact











                                  EXHIBIT INDEX
                                  -------------

 Exhibit
   No.              Document
   ---              --------
**5          Opinion of Testa, Hurwitz & Thibeault, LLP
*23.1        Consent of Coopers & Lybrand L.L.P.
*23.2        Consent of Ernst & Young LLP
*23.3        Consent of Coopers & Lybrand L.L.P.
*23.4        Consent of Coopers & Lybrand L.L.P.
*23.5        Consent of Bennett Thrasher & Co. P.C.
*23.6        Consent of Arthur Andersen LLP
**23.7       Consent of Testa, Hurwitz & Thibeault, LLP
**24         Power of Attorney

-----------------
*  Filed herewith
** Previously filed